Exhibit 10.3

EXECUTION VERSION

PREFERRED STOCK PURCHASE AGREEMENT

MISSION HOLDINGS US, INC.

May 20, 2022

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TABLE OF CONTENTS
(continued)

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PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of May 20, 2022 by and among Mission Holdings US, Inc., a Colorado corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.Purchase and Sale of Convertible Preferred Stock

1.1Sale and Issuance of Convertible Preferred Stock

(a)Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase, and the Company agrees to sell and issue to each Purchaser, that aggregate number of shares of Convertible Preferred Stock, $0.0001 par value per share (the “Convertible Preferred Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $1.82 per share. The shares of Convertible Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

(b)The Company shall adopt and file with the Secretary of State of the State of Colorado on or before the Closing (as defined below) the Amendment to the Articles of Incorporation of the Company in the form of  Exhibit B attached to this Agreement, setting forth the designation, preferences, limitations and relative rights of the Convertible Preferred Stock (the “Preferred Stock Designation”).

1.2Closing; Delivery; Purchase Price Payments

(a)The purchase and sale of the Shares as contemplated under this Section 1.2 shall take place remotely via the exchange of documents and signatures on the date hereof or such other date as the Company and the Purchasers mutually agreed upon, orally or in writing (which time and place are designated as the “Closing”).

(b)The Company shall issue the Shares being purchased by each Purchaser against payment of the purchase price therefor by such Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company at the Closing and at the other times as set forth in Section 1.2(d).

(c)Within thirty (30) days following the Closing with respect to the Shares being issued at the Closing, and within thirty (30) days following each other date on which Shares are issued by the Company pursuant to the terms of Section 1.2(d), the Company shall deliver to each Purchaser a certificate representing the Shares purchased by such Purchaser, which certificates shall bear any legends required by any of the Transaction Agreements.

(d)The Purchase Price shall be delivered by the Purchasers to the Company, and the Shares being purchased by the Purchasers shall be issued by the Company to the Purchasers, as follows:

(i)At the Closing, the following shall occur:

(A)Schwazze shall deposit one hundred percent (100%) of the Purchase Price attributed to the Shares being purchased by it pursuant to Section 1.1(a) (which amount is $2,000,000) (the “Schwazze Escrow Funds”) by wire transfer of immediately available funds with

Secured Trust Escrow, a California corporation (the “Escrow Agent”), and no Shares shall be issued by the Company to Schwazze in exchange for the Schwazze Escrow Funds at such time;

(B)Techas shall deposit sixty percent (60%) of the Purchase Price attributed to the Shares being purchased by it pursuant to Section 1.1(a) (which amount is $3,000,000) (the “Initial Techas Escrow Funds”) by wire transfer of immediately available funds with the Escrow Agent, and no Shares shall be issued by the Company to Techas in exchange for the Techas Escrow Funds at such time;

(C)the Founders and Others Group shall deposit one hundred percent (100%) of the Purchase Price attributed to the Shares being purchased by the Founders and Others Group pursuant to Section 1.1(a) (which amount is $454,000) (the “Founders and Others Group Escrow Funds”, and together with the Major Purchasers’ Escrow Funds, the “Escrow Funds”) by wire transfer of immediately available funds with the Escrow Agent, with each Purchaser of the Founders and Others Group depositing a pro-rata portion of such funds with the Escrow Agent based on the ratio of total Shares that such Purchaser is purchasing pursuant to Section 1.1(a) bears to the total Shares being purchased by the Founders and Others Group pursuant to Section 1.1(a) (the “Founders and Others Group Ratio”), and no Shares shall be issued by the Company to the Founders and Others Group in exchange for the Founders and Others Group Escrow Funds at such time and

(D)the Major Purchasers’ Escrow Funds shall be deposited and held by the Escrow Agent in a non-interest bearing account pursuant to that certain Escrow Agreement dated as of the date hereof by and among the Escrow Agent, Schwazze, Techas and the Company (the “Major Purchasers’ Escrow Agreement”) and applied by the Escrow Agent in accordance with the terms of this Section 1.2(d); and

(E)the Founders and Others Group Escrow Funds shall be deposited and held by the Escrow Agent in a non-interest bearing account pursuant to that certain Escrow Agreement dated as of the date hereof by and among the Escrow Agent, the Founders and Others Group and the Company (the “Founders and Others Group Escrow Agreement”, and together with the Major Purchasers’ Escrow Agreement, the “Escrow Agreements”) and applied by the Escrow Agent in accordance with the terms of this Section 1.2(d).

(ii)From time to time after the Closing, Techas shall make one or more deposits by wire transfer of immediately available funds with the Escrow Agent of an additional amount, in the aggregate, equal to forty percent (40%) of the Purchase Price attributed to the Shares being purchased by it pursuant to Section 1.1(a) (which amount is $2,000,000) (the “Remaining Techas Escrow Funds”), provided that the entire amount of the Remaining Techas Escrow Funds shall be deposited within sixty (60) days of the Closing. If at least $7,454,000 of the Escrow Funds is not deposited with the Escrow Agent pursuant to this Section 1.2(d)(i) and Section 1.2(d)(ii) within sixty (60) days of the Closing, then the Escrow Funds actually deposited with the Escrow Agent at such time shall be returned by the Escrow Agent to the Purchasers, with each Purchaser receiving the amount of Escrow Funds originally deposited by such Purchaser, respectively, with the Escrow Agent.

(iii)Once the aggregate amount of the Escrow Funds actually deposited with the Escrow Agent in accordance with Section 1.2(d)(i) and Section 1.2(d)(ii) is equal to at least $7,454,000, then the following shall occur (collectively, the “Initial Escrow Funds Release”):

(A)the Escrow Agent shall release a portion of the Major Purchasers’ Escrow Funds to the Company in an amount equal to forty five percent (45%) of the Purchase Price attributed to the Shares being purchased by Schwazze pursuant to Section 1.1(a) (which amount is

$900,000), and upon the Company’s receipt of such funds, 494,505 Shares shall be issued by the Company to Schwazze;

(B)the Escrow Agent shall release a portion of the Major Purchasers’ Escrow Funds to the Company in an amount equal to forty five percent (45%) of the Purchase Price attributed to the Shares being purchased by Techas pursuant to Section 1.1(a) (which amount is $2,250,000), and upon the Company’s receipt of such funds, 1,236,263 Shares shall be issued by the Company to Techas; and

(C)the Escrow Agent shall release a portion of the Founders and Others Group Escrow Funds to the Company in an amount equal to forty five percent (45%) of the aggregate Purchase Price attributed to the Shares being purchased by the Founders and Others Group pursuant to Section 1.1(a) (which aggregate amount is $204,300), and upon the Company’s receipt of such funds, an aggregate of 112,252 Shares will be issued by the Company to the Founders and Others Group, with each such Purchaser receiving his, her or its pro-rata portion of such Shares based on the Founders and Others Group Ratio.

(iv)Upon the Company’s receipt of all final approvals from the MED (defined below) and any relevant local licensing authorities in Colorado of the applications submitted by the Company and NFuzed (defined below) to change the ownership of the NFuzed Colorado Marijuana Licenses (defined below) from NFuzed to the Company as contemplated and required under the NFuzed Colorado Contribution Agreement (defined below), the following shall occur:

(A)$3,150,000 of the Major Purchasers’ Escrow Funds (constituting approximately eighty one and 82/100 percent (81.82%) of such funds) shall be released by the Escrow Agent to the Company pursuant to the Major Purchasers’ Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the Company;

(B)upon the Company’s receipt of such Major Purchasers’ Escrow Funds, 494,505 Shares shall be issued by the Company to Schwazze and 1,236,263 Shares shall be issued by the Company to Techas;

(C)$204,300 of the Founders and Others Group Escrow Funds (constituting approximately eighty one and 82/100 percent (81.82%) of such funds) shall be released by the Escrow Agent to the Company pursuant to the Founders and Others Group Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the Company; and

(D)upon the Company’s receipt of such Founders and Others Group Escrow Funds, an aggregate of 112,252 Shares shall be issued by the Company to the Founders and Others Group, with each such Purchaser of the Founders and Others Group receiving his, her or its pro-rata portion of such Shares based on the Founders and Others Group Ratio.

(v)Upon the Company’s receipt of all final approvals from the California Department of Cannabis Control and any relevant local licensing authorities in California of the applications submitted by the Company and NFuzed in California to change the ownership of any NFuzed California Marijuana Licenses (defined below) from NFuzed to the Company as contemplated and required under the NFuzed California Contribution Agreement (defined below), the following shall occur:

(A)$700,000 of the Major Purchasers’ Escrow Funds (constituting approximately eighteen and 18/100 percent (18.18%) of such funds) shall be released by the

Escrow Agent to the Company pursuant to the Major Purchasers’ Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the Company;

(B)upon the Company’s receipt of such Major Purchasers’ Escrow Funds, 109,891 Shares shall be issued by the Company to Schwazze and 274,726 Shares shall be issued by the Company to Techas;

(C)$45,400 of the Founders and Others Group Escrow Funds (constituting approximately eighteen and 18/100 percent (18.18%) of such funds) shall be released by the Escrow Agent to the Company pursuant to the Founders and Others Group Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the Company; and

(D)upon the Company’s receipt of such Founders and Others Group Escrow Funds, an aggregate of 24,945 Shares shall be issued by the Company to the Founders and Others Group, with each such Purchaser of the Founders and Others Group receiving his, her or its pro-rata portion of such Shares based on the Founders and Others Group Ratio.

1.3Use of Proceeds. The Company will use the proceeds from the sale of the Shares as follows: (a) the cash from the Initial Escrow Funds Release shall be used for working capital and general corporate purposes; and (b) the other proceeds received by the Company under Sections 1.2(d)(iv) – (v) shall be used for making $5,200,000 in aggregate cash payments required to be made by the Company under the NFuzed Colorado Contribution Agreement, the NFuzed California Contribution Agreement and the Level 10 Contribution Agreement and for working capital, investment and general corporate purposes, including without limitation, the Company’s contemplated investment in Bioforma LLC (the “Bioforma Investment”).

1.4Company’s Business; Certain Associated Risks.

(a)The business of the Company is to grow, manufacture, sell and distribute marijuana and marijuana products.

(b)EACH PURCHASER ACKNOWLEDGES AND UNDERSTANDS THAT (I) THE COMPANY’S BUSINESS MUST BE OPERATED AND CONDUCTED IN ACCORDANCE WITH, AND COMPLY IN ALL RESPECTS WITH, THE APPLICABLE STATE AND LOCAL LAWS, RULES AND REGULATIONS IN WHICH IT OPERATES, (II) ALTHOUGH THE GROWTH, POSSESSION, MANUFACTURE, DISTRIBUTION, USE AND SALE OF MARIJUANA IS LEGAL IN CERTAIN INSTANCES IN CERTAIN STATES WITHIN THE UNITED STATES, INCLUDING WITHOUT LIMITATION, THE STATES OF COLORADO AND CALIFORNIA, THE GROWTH, POSSESSION, MANUFACTURE, DISTRIBUTION, USE AND SALE OF MARIJUANA, IN VIRTUALLY ANY AMOUNT AND FORM, REMAINS ILLEGAL AND A VIOLATION OF FEDERAL LAW AND THE APPROACH TO ENFORCEMENT OF FEDERAL LAW AGAINST THE GROWTH, POSSESSION, MANUFACTURE, DISTRIBUTION, USE AND SALE OF MARIJUANA IS SUBJECT TO CHANGE AND NOT WITHIN THE CONTROL OF THE COMPANY, AND SUCH ENFORCEMENT COULD MATERIALLY ADVERSELY AFFECT THE COMPANY AND ITS BUSINESS, (III) BECAUSE THE COMPANY ENGAGES IN MARIJUANA-RELATED ACTIVITIES IN THE UNITES STATES, IT ASSUMES AND IS SUBJECT TO CERTAIN RISKS DUE TO CONFLICTING STATE AND FEDERAL LAWS, (IV) THE FEDERAL LAW RELATED TO MARIJUANA COULD BE ENFORCED AT ANY TIME AND THIS WOULD PUT THE COMPANY AT RISK OF, AMONG OTHER THINGS, BEING PROSECUTED UNDER FEDERAL LAW AND HAVING ITS ASSETS SEIZED, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY AND ITS BUSINESS, AND (V) FOR THESE REASONS (AMONG OTHERS), THE

COMPANY’S INVESTMENTS IN THE UNITED STATES MARIJUANA MARKET MAY SUBJECT THE COMPANY TO HEIGHTENED SCRUTINY BY STATE AND FEDERAL REGULATORS AND OTHER GOVERNMENTAL AUTHORITIES, AND THERE IS NO ASSURANCE THAT THIS HEIGHTENED SCRUTINY WILL NOT RESULT IN THE IMPOSITION OF CERTAIN RESTRICTIONS ON THE COMPANY’S ABILITY TO OPERATE IN THE UNITED STATES, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY AND ITS BUSINESS.

1.5Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

(b)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c)Brand Partnership Agreement” means that certain Brand Partnership Agreement dated on or about the date hereof by and between the Company and Schwazze.

(d)“Brand Partnership Earn-in” means the right provided under the Brand Partnership Agreement for Schwazze to acquire certain shares of the Company’s Common Stock based on the achievement of certain sales levels of the Company’s products in Schwazze’s markets.

(e)“Brand Partnership Option” means the option granted to Schwazze under the Brand Partnership Agreement, pursuant to which Schwazze has the option, for an eighteen (18) month term, to acquire 581,429 shares of the Company’s Common Stock at an aggregate exercise price of $1,000,000.

(f)“Bridge Financing” means the $546,000 financing that was completed by the Company on March 9, 2022 and will convert into 299,996 shares of Common Stock at Closing. This financing also included the issuance of the Warrants.

(g)“Code” means the Internal Revenue Code of 1986, as amended.

(h)“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(i)“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Purchasers concurrently with the execution and delivery of this Agreement.

(j)“Escrow Agent” has the meaning set forth in Section 1.2(d)(i)(A).

(k)“Escrow Agreements” has the meaning set forth in Section 1.2(d)(i)(E).

(l)“Escrow Funds” has the meaning set forth in Section 1.2(d)(i)(C).

(m)“Founders and Others Group” means, collectively, Manchester Partners, L.L.C., a Missouri limited liability company, Bart Holtzman, Zach Friedman, Tony Talamo and Mission Investments, LLC, a Missouri limited liability company.

(n)“Founders and Others Group Escrow Agreement” has the meaning set forth in Section 1.2(d)(i)(E).

(o)“Founders and Others Group Escrow Funds” has the meaning set forth in Section 1.2(d)(i)(C).

(p)“Founders and Others Group Ratio” has the meaning set forth in Section 1.2(d)(i)(C).

(q)“Governmental Authority” means any federal, state, local, or foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

(r)“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

(s)“Indemnification Agreement” means an agreement between the Company and a member of the Board of Directors of the Company in the form of Exhibit C attached to this Agreement.

(t)“Initial Escrow Funds Release” has the meaning set forth in Section 1.2(d)(iii).

(u)“Initial Techas Escrow Funds” has the meaning set forth in Section 1.2(d)(i)(B).

(v)“Intellectual Property” means patents and patent applications; trademarks, service marks, trade names, brand names, logos and corporate names and registrations thereof and applications therefor; copyrights and registrations thereof and moral rights thereto; trade secrets and know-how; shop rights; domain names; any other intellectual property rights anywhere in the world; the rights and power to assert, defend and recover title to any of the foregoing; and all rights to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation of any of the foregoing.

(w)“Investors’ Rights Agreement” means the Investors’ Rights Agreement by and among the Company, the Purchasers and certain other stockholders of the Company dated as of the date of the Closing, as such agreement may be amended, restated or modified from time to time.

(x)“Joinder Agreement” means the Joinder Agreement in form of Exhibit G attached hereto.

(y)“Knowledge” including the phrase “to the Company’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of Doug Burkhalter, Hadley Ford and Joshua LeDuff.

(z)“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

(aa)“Level 10” means Level 10 LLC, a Colorado limited liability company.

(bb)“Level 10 Contribution Agreement” means the Contribution and Exchange Agreement dated on or before the date hereof by and among the Company, Level 10 and Paul Larson, in the form of Exhibit D attached to this Agreement.

(cc)“Level 10 Marijuana Licenses” means the Marijuana Licenses as defined and contemplated under the Level 10 Contribution Agreement, including without limitation, Level 10’s Retail Marijuana Cultivation License for its business operations in Aurora, Colorado.

(dd)“Major Purchasers’ Escrow Agreement” has the meaning set forth in

Section 1.2(d)(i)(D).

(ee)“Major Purchasers’ Escrow Funds” means, collectively, the Schwazze Escrow Funds, the Initial Techas Escrow Funds and the Remaining Techas Escrow Funds.

(ff)“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

(gg)“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(hh)“MED” means the Marijuana Enforcement Division of the Colorado Department of Revenue.

(ii)“NFuzed” means Crosstown Holdings, LLC (d/b/a as NFuzed), a Colorado limited liability company.

(jj)“NFuzed California Contribution Agreement” means, collectively, with respect to NFuzed’s business in Grover Beach, California, (a) the Asset Purchase Agreement dated on or before the date hereof by and among the Company, NFuzed and Gregory Goldston and Mark Hartwig, in the form of Exhibit E-1 attached to this Agreement, and (b) the Membership Interest Purchase and Sale Agreement dated on or about the date hereof by and among the Company, 90Nine Bridge CO Holdings, LLC, a California limited liability company, Greg Goldson, Mark Hartwig, D. Douglas Burkhalter and Hadley C. Ford, in the form of Exhibit E-2 attached to this Agreement.

(kk)“NFuzed California Marijuana Licenses” means the Marijuana Licenses as defined and contemplated under the NFuzed California Contribution Agreement, including without limitation, NFuzed’s manufacturing and distribution Licenses for its business operations in Grover Beach, California.

(ll)“NFuzed Colorado Contribution Agreement” means the Contribution and Exchange Agreement dated on or before the date hereof by and among the Company, NFuzed and Gregory Goldston and Mark Hartwig with respect to NFuzed’s business in Boulder, Colorado, in the form of Exhibit F attached to this Agreement.

(mm)“NFuzed Colorado Marijuana Licenses” means the Marijuana Licenses as defined and contemplated under the NFuzed Colorado Contribution Agreement, including without limitation, NFuzed’s Marijuana Infused Products License for its business operations in Boulder, Colorado.

(nn)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(oo)“Preferred Stock Designation” has the meaning set forth in Section 1.1(b).

(PP)“Purchaser” means each of the Purchasers who is a party to this Agreement.

(qq)“Remaining Techas Escrow Funds” has the meaning set forth in Section 1.2(d)(ii).

(rr)“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement by and among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Closing, as such agreement may be amended, restated or modified from time to time.

(ss)“Schwazze” means Medicine Man Technologies, Inc. (d/b/a Schwazze), a

Purchaser hereunder.

(tt)“Schwazze Escrow Funds” has the meaning set forth in Section

1.2(d)(i)(A).

(uu)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(vv)“Shares” means the shares of Convertible Preferred Stock issued at the Closing.

(ww) “Spousal Consent” means the Spousal Consent in the form of Exhibit H hereto.

(xx)“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Purchaser.

(yy)“Stockholders’ Agreement” means the Stockholders Agreement by and among the Company and certain other stockholders of the Company, dated as of the date of the Closing, as such agreement may be amended, restated or modified from time to time.

(zz)“Techas” means Techas Capital, LLC, a Purchaser hereunder.

(aaa)“Transaction Agreements” means, collectively, this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement, the Preferred Stock Designation, the Indemnification Agreements, Joinder Agreement, the Stockholders’ Agreement and the Escrow Agreements.

(bbb)“Voting Agreement” means the Voting Agreement by and among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Closing, as such agreement may be amended, restated or modified from time to time.

(ccc)“Warrants” means the warrants issued by the Company to purchase an aggregate of 299,996 shares of Common Stock in connection with the Bridge Financing for a term of three (3) years at a purchase price per share of $2.00.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedules attached as Exhibit I to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the date of the Closing, except as otherwise indicated. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the State of California and each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2Capitalization.

(a)As set forth on Section 2.2(a) of the Disclosure Schedules, the authorized capital stock of the Company following the Closing and after giving effect to the transactions contemplated by this Agreement (including, without limitation, each of the transactions and events described or contemplated under Section 1.2(d)) consists of (i) 50,000,000 shares of preferred stock, par value $0.0001 (“Preferred Stock”), of which 10,000,000 shares have been designated Convertible Preferred Stock, of which 4,095,602 shares of Convertible Preferred Stock will be issued and outstanding after all regulatory approvals as described in Section 1.2(d) are received, and no other shares of Preferred Stock are issued and outstanding, and (ii) 70,000,000 shares of common stock, par value $0.0001 (“Common Stock”), of which (A) 4,695,601 shares will be issued and outstanding after all regulatory approvals as described in Section 1.2(d) are received, (B) 299,996 shares are reserved for issuance upon exercise of the Warrants, (C) 4,095,602 shares are reserved for issuance upon conversion of the Convertible Preferred Stock, (D) 581,429 shares are reserved for issuance under the Brand Partnership Option, and (E) 898,811 shares are reserved for issuance under the Mission 2021 Equity Incentive Plan.

(b)After giving effect to the transactions contemplated by this Agreement (including, without limitation, each of the transactions and events described or contemplated under Section 1.2(d)), (i) all of the issued and outstanding shares of capital stock of the Company will be owned of record and beneficially as set forth on Section 2.2(a) of the Disclosure Schedules, (ii) none of the issued and outstanding shares of capital stock of the Company will have been issued in violation of any agreement, arrangement, or commitment to which the Company or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person, and (iii) all of the Shares will have the rights, preferences, powers, restrictions, and limitations set forth in the Preferred Stock Designation and under the Colorado Business Corporation Act.

(c)Section 2.2(a) of the Disclosure Schedules also sets forth, as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, all outstanding or authorized (i) stock options under the Mission 2021 Equity Incentive Plan, and (ii) any other warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, in each case, including the number and kind of securities reserved for issuance on exercise or conversion of any such securities or other rights, the exercise or conversion price of any such securities or other rights, and any applicable vesting schedule for any such securities or other rights. Except as set forth on Section 2.2(a) of the Disclosure Schedules, the Company does not have outstanding, authorized, or in effect any stock appreciation, phantom stock, profit participation, or similar rights. Except as set forth on Section 2.2(a) of the Disclosure Schedules and included in any Transaction Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements, understandings, or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer, or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities of the Company. Other than the transactions contemplated by the Transaction Agreements and immediately prior to the Closing, there is no Preferred Stock or Convertible Preferred Stock outstanding and there have been no conversions of previously-issued Preferred Stock to Common Stock.

(d)The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(e)The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3Subsidiaries. The Company does not, directly or indirectly, own, control, or have any interest in any shares or other ownership interest in any other Person.

2.4Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements, and the issuance and delivery of the Shares has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5Valid Issuance of Shares.

(a)The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the

Preferred Stock Designation, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6 below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Preferred Stock Designation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Preferred Stock Designation, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

(b)No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable.

2.6Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or, to the Company’s Knowledge, either Purchaser in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Preferred Stock Designation, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner

2.7Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s Knowledge, currently threatened (i) against the Company or any officer, director or employee of the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8Intellectual Property.

(a)Section 2.8(a) of the Disclosure Schedules lists all Intellectual Property owned by the Company (the “Company Intellectual Property”) that is either (i) subject to any issuance, registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)Except as set forth in Section 2.8(b) of the Disclosure Schedules, the Company owns, exclusively or jointly with other Persons, all right, title, and interest in and to the Company Intellectual Property, free and clear of any liens or encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(c)Section 2.8(c) of the Disclosure Schedules lists all licenses, sublicenses, and other agreements whereby the Company is granted rights, interests, and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (the “Licensed Intellectual Property”) that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(d)The Company Intellectual Property and Licensed Intellectual Property as currently owned, licensed, or used by the Company or proposed to be used, and the Company’s conduct of its business as currently conducted and proposed to be conducted have not, do not, and will not infringe, violate, or misappropriate the Intellectual Property of any Person. The Company has not received any communication, and no Action has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation, or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(e)Section 2.8(e) of the Disclosure Schedules lists all licenses, sublicenses, and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and, to the Knowledge of Company, such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Company Intellectual Property.

2.9Compliance. The Company is not in violation or default (i) of any provisions of its Articles of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedules, or (v) to its Knowledge, of any provision of any Law applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10Agreements; Actions.

(a)Except for the Transaction Agreements or as set forth in Section 2.10(a) of the Disclosure Schedules, there are no written or oral contracts, obligations, agreements, plans, arrangements, commitments or the like (absolute or contingent) to which the Company is a party or by which it is bound that (i) involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000 in the aggregate, (ii) involve the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than generally available “off the shelf” software), (iii) involve the grant of rights to plant, grow, harvest, process, manufacture, produce, assemble, license, market, or sell the Company’s products to any other Person or materially adversely affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) involve indemnification by the Company with respect to infringements of proprietary rights of other Persons (other than with respect to generally available “off the shelf” software), (v) restrict or prohibit the Company from competing in any line of business or in any geographic area or with any Person or soliciting the business of any Person or the employment or engagement as a consultant of any Person, (vi) provide for the disposition of the business, assets or equity securities of the Company, whether by asset purchase, unit purchase, merger or otherwise (other than this Agreement), (vii) provide for the acquisition of the business, assets or equity or debt securities of any other Person by the Company, (viii) involve research grants or similar support for research and development activities conduct by or on behalf of the Company or (ix) are otherwise material to the Company or its business (collectively, the “Contracts”). Each Contract is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, with respect to each other party thereto. The Company has complied in all respects with all of the material provisions of the Contracts and is not in default thereunder. The Company has no present intention of not fully performing all of its obligations under each Contract, and, to the Knowledge of the Company, there is no breach by the other party to any Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute or result in, a default under or a violation of any Contract by the Company, or, to the Knowledge of the Company, any other party thereto, or would require any consent thereunder.

(b)The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

(c)Except as set forth on Schedule 2.10(c) of the Disclosure Schedules, the Company (i) has no outstanding indebtedness for borrowed money and is not a guarantor contingently liable for any indebtedness, (ii) has not made any loans or advances to any Person, other than ordinary advances for travel expenses, and (iii) has not sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. There exists no default under the provisions of any instrument evidencing any indebtedness or of any agreement relating thereto.

(d)For the purposes of subsections (a), (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

2.11Certain Transactions.

(a)Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, (iv) the Transaction Agreements, (v) the Bioforma Investment, and (vi) as set forth on Schedule 2.12(a) of the Disclosure Schedules, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or employees, or any Affiliate thereof.

(b)Except as set forth on Schedule 2.11(b) of the Disclosure Schedules, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any Contract with the Company.

2.12Rights of Registration and Voting Rights. Except as provided in the Transaction Agreements, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s Knowledge, except as contemplated in the Transaction Agreements, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14Projections. The most recent projections of the Company that have been delivered to each Purchaser are a true and complete copy of the latest projected statements of operating revenue, income, and cash flows of the Company for the fiscal years ending December 31, 2021, 2022 and 2023 (the “Projections”). Such projections (i) were based on the assumptions set forth therein which in the good faith Knowledge of the Company were reasonable and fair at the time they were made, and which continue to be reasonable and fair as of the Closing, and (ii) are reasonable estimates of the Company’s financial performance for the periods indicated therein in light of the assumptions made.

2.15Employee Matters.

(a)As of the date hereof, the Company employs four (4) full-time employees and one (1) part-time employee and engages one (1) consultant or independent contractors.

(b)As of the date hereof, all compensation, including wages, commissions, and bonuses, payable to employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the books and records of the Company), and there are no outstanding agreements, understandings, or commitments of the Company with respect to any employment, compensation, commissions, or bonuses.

(c)The Company is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(d)The Company is in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment related matter arising under applicable Laws.

(e)The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are not reflected in Section 2.2(c) of the Disclosure Schedules.

(f)Section 2.15(f) of the Disclosure Schedules sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such employee benefit plan.

2.16Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. No claim has ever been made by a tax authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and all such tax returns are true, correct and complete. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has timely and properly withheld and paid all taxes required to be withheld and paid. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result in, a payment that would not be fully deductible as a result of Section 280G of the Internal Revenue Code or any similar provision of non-U.S., state, or local Law, determined without regard to the reasonableness of any such compensation under Section 280G(b)(4). There are no liens for taxes (other than for taxes not yet due and payable) upon any assets of the Company.

2.17Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.18Permits. Except (a) for the NFuzed California Marijuana Licenses, the NFuzed Colorado Marijuana Licenses and the Level 10 Marijuana Licenses that are the subject of the Escrow Funds under Section 1.2(d)(i), and (b) as set forth on Section 2.18 of the Disclosure Schedules, the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.19Company Documents. A copy of the Articles of Incorporation and Bylaws of the Company have been provided to the Purchasers. Except as set forth on Schedule 2.19 of the Disclosure Schedules, the Company has not held any meetings of directors or stockholders or taken any action by written consent without a meeting by the directors or stockholders since the date of incorporation.

2.20Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect to the best of its Knowledge (a) the Company is, and has been, in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2.20, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.21Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including but not limited to, the Projections. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedules, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.22No General Solicitation. The Company has not published, distributed, issued, posted or otherwise used or employed and shall not publish, distribute, issue, post or otherwise use or employ (i) any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act, or (ii) any general solicitation that constitutes a written communication within the meaning of Rule 405 under the Securities Act.

2.23Certain Business Practices. No officer, director, board member, employee, consultant, agent or other person acting for or on behalf of the Company or any of their affiliates has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business, management or financial affairs; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (iii) made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Company’s business, management or financial affairs that violates applicable Law in any material respect. Without limiting the foregoing, the Company has not taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any Law in any country intended to satisfy that country’s commitments under the OECD or UN Conventions Against Corruption, or any rules or regulations there under or any other applicable anticorruption law. Further, the Company has not committed any crime through use of the mails, phone lines, internet or any means or instrumentality of interstate commerce in furtherance of a crime or to influence any person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward any person for acting improperly, in contravention of the applicable Laws. The Company has not requested or agreed to receive or accept a financial or other advantage intending that, as a consequence, anyone’s work duties will be performed improperly, nor as a reward for anyone’s past improper performance. Except as set forth in Section 2.23 of the Disclosure Schedules, the Company and each of its Affiliates have instituted and maintained controls, policies and procedures designed to assure compliance with all applicable Laws and financial regulations.

2.24Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) or use of any “personally identifiable information” (as defined in applicable Laws) from any individuals, including, without limitation, any customers, prospective customers, employees or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any applicable contract or codes of conduct to which the Company is a party. The Company maintains commercially reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s Knowledge, in compliance in all material respects with all applicable Laws relating to data loss, theft and breach of security notification obligations.

3.Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2No Conflicts; Consents. The execution, delivery, and performance by the Purchaser of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-. laws, or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice, or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, permit, license, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

3.3Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

3.4Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.5Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.7Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(a)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”;

(b)Any other legend set forth in, or required by, the other Transaction Agreements; and

(c)Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.8Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.9No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.12Suitability. The Purchaser is qualified and suitable for qualification under the provisions of the Colorado Marijuana Code and the rules and regulations promulgated thereunder, and the Purchaser will be (or is) qualified and suitable for qualification under the similar codes applicable in California with respect to the Company’s business and the rules and regulations promulgated thereunder upon filing of necessary ownership and/or financial interest holder applications with the California Department of Cannabis Control, which shall be filed by the Purchaser within a reasonable period of time following the Closing Date. The Purchaser has no reason to believe that it would not so qualify or be suitable.

3.13Cooperation. The Purchaser acknowledges that as a result of the Company or its subsidiaries being a commercial cannabis business, the Purchaser may be required to be listed as and owner or financial interest holder of the Company or such subsidiary under applicable cannabis Laws. This may include, but not be limited to, completion of State and local regulatory applications and investigations by State and local licensing authorities and being approved by the same. Upon request, the Purchaser will promptly provide the Company or such subsidiary with such information regarding the Purchaser or take such other reasonable action as may be determined by the Company as may be necessary to comply with applicable cannabis Laws.

4.Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3Compliance Certificate. The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority of the United States or of any state that are required in connection with the transactions contemplated pursuant to the Transaction Agreements shall be obtained and effective as of the Closing.

4.5Board of Directors. As of the Closing, the authorized size of the Board shall be five (5) members, and the Board shall be comprised of Doug Burkhalter, Hadley Ford, Collin Lodge, M. David White, and John Harris.

4.6Indemnification Agreements. The Company shall have executed and delivered an Indemnification Agreement for each member of the Board of Directors.

4.7Investors’ Rights Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.8Right of First Refusal and Co Sale Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co Sale Agreement.

4.9Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.10Preferred Stock Designation. The Company shall have filed the Preferred Stock Designation with the Secretary of State of Colorado on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.11Secretary’s Certificate. The secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Articles of Incorporation of the Company, as amended by the Preferred Stock Designation, (ii) Bylaws of the Company, and (iii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.12Escrow Agreement. The Escrow Agent and each other party thereto (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered the Escrow Agreements.

4.13Execution of Contribution Agreements. Each of the NFuzed California Contribution Agreement, the NFuzed Colorado Contribution Agreement and the Level 10 Contribution Agreement shall have been executed and delivered by each of the respective parties thereto.

4.14Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates from the Colorado Secretary of State and the California Secretary of State.

5.Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

5.3Qualifications.All authorizations, approvals or permits, if any, of any Governmental Authority of the United States or of any state that are required in connection with the transactions contemplated pursuant to the Transaction Agreements shall be obtained and effective as of the Closing.

5.4Investors’ Rights Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

5.5Right of First Refusal and Co Sale Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co Sale Agreement.

5.6Voting Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

5.7Payment of Purchase Price. Purchasers shall have deposited with the Escrow Agent cash in the amount and as required pursuant to Sections 1.2(d)(i)(A), Section 1.2(d)(i)(B) and Section 1.2(d)(i)(C).

5.8Indemnification Agreements. Each member of the Board of Directors shall have executed and delivered an Indemnification Agreement.

5.9Execution of Contribution Agreements. Each of the NFuzed California Contribution Agreement, the NFuzed Colorado Contribution Agreement and the Level 10 Contribution Agreement shall have been executed by each of the respective parties thereto.

5.10Execution of Joinder Agreement and Spousal Consent. Each Purchaser shall have executed and delivered a Joinder Agreement, and each Purchaser who has a Spouse on the date of this Agreement shall cause such Purchaser’s Spouse to execute and deliver to the Company a Spousal Consent, pursuant to which the Spouse, among other things, acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions; provided that, if any Purchaser should marry or engage in a Marital Relationship following the date of this Agreement, such Purchaser shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within fifteen (15) business days thereof.

5.11Escrow Agreement. The Escrow Agent and each other party thereto (other than the Company) shall have executed and delivered the Escrow Agreements.

6.Miscellaneous

6.1Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs, legal representatives and permitted assigns of the parties. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any party other than the parties hereto or their respective successors, heirs, legal representatives and permitted assigns any rights, remedies, benefits, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

6.4Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after the business day of deposit with a nationally recognized overnight courier, postage prepaid, specifying next-day delivery. All communications shall be sent to the respective parties at their e-mail address and location address as set forth on the signature page or Exhibit A or to such e-mail address or location address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, except for the Company’s obligation for a fee payable to Cambridge Wilkinson. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated hereunder (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible, except with respect to the fee payable to Cambridge Wilkinson.

6.8Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

6.9Amendments and Waivers. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.11Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this

Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12Entire Agreement. This Agreement (including the Exhibits hereto), the Preferred Stock Designation and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof and thereof existing between the parties are expressly canceled.

6.13Dispute Resolution.

(a)Venue. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Denver County, Colorado (the “Courts of Jurisdiction”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Courts of Jurisdiction, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b)WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THIS SECTION HAS BEEN FULLY DISCUSSED BY SUCH PARTY AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

(c)Attorneys’ Fees. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any Court of Jurisdiction having subject matter jurisdiction.

6.14No Public Announcements. No party hereto shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the other party, except for any press release, public announcement, or other public disclosure that is required by applicable Law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure the disclosing party shall have given written notice to the non-disclosing party describing in reasonable detail the proposed content of such disclosure and shall permit the non-disclosing party to review and comment upon the form and substance of such disclosure.

6.15Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.16No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance except as otherwise provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

MISSION HOLDINGS, INC.

By:	/s/ Doug Burkhalter
Doug Burkhalter
Chief Executive Officer

[Signature Page to Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

MEDICINE MAN TECHNOLOGIES, INC.

By:	/s/ Justin Dye
Justin Dye
Chief Executive Officer

[ ]

By:
Name:
Title:

[Signature Page to Preferred Stock Purchase Agreement]

EXHIBITS

Exhibit A –	SCHEDULE OF PURCHASERS

Exhibit B –	FORM OF PREFERRED STOCK DESIGNATION

Exhibit C –	FORM OF INDEMNIFICATION AGREEMENT

Exhibit D –	LEVEL 10 CONTRIBUTION AGREEMENT

Exhibit E-1 –	NFUZED CALIFORNIA CONTRIBUTION AGREEMENT (ASSET PURCHASE AGREEMENT)

Exhibit E-2 –	NFUZED CALIFORNIA CONTRIBUTION AGREEMENT (MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT)

Exhibit F –	NFUZED COLORADO CONTRIBUTION AGREEMENT

Exhibit G –	FORM OF JOINDER AGREEMENT

Exhibit H –	FORM OF SPOUSAL CONSENT

Exhibit I –	DISCLOSURE SCHEDULES